EXHIBIT 5.1

OPINION AND CONSENT OF THE QUICK LAW GROUP PC

[Quick Law Group Letterhead]

June 24, 2016
The Board of Directors
Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560

Dear Ladies and Gentlemen:

We have acted as counsel for Issuer Direct Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 400,000 shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), which may be issued or acquired pursuant to the 2014 Equity Incentive Plan, as amended (the "Plan"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(3) of Regulation S-K. The 400,000 shares of Common Stock issuable pursuant to the Plan are referred to herein as the "Shares."
We have examined and are familiar with the Certificate of Incorporation, as amended to date, of the Company filed with the Secretary of State of the State of Delaware, Bylaws of the Company, proceedings of the Board of Directors of the Company in connection with the adoption of the Plan, and such other records and documents of the Company officials and such other documents as we have deemed appropriate as a basis for the opinions set forth in this opinion letter.
Based on the foregoing, it is our opinion that the Shares of common stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.
We call your attention to the fact that we are counsel admitted to practice in the State of Colorado, and we do not express any opinion with respect to the applicable laws, or the effect or applicability of the laws, of any jurisdiction other than those of the securities laws of the United States of America and the General Corporation Law of the State of Delaware. In particular, but without limitation, we do not express any opinion with respect to the Blue Sky or securities laws of any state or other jurisdiction (other than the federal securities laws of the United States of America).
This opinion letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.
We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Quick Law Group P.C./s/ Jeffrey M. Quick. Jeffrey M. Quick